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                                                                 Exhibit (d)(11)


                          EXPENSE LIMITATION AGREEMENT

                                ING MUTUAL FUNDS

      This EXPENSE LIMITATION AGREEMENT (this "Agreement"), effective this 29th day of May, 2003, is made by and between ING Investments, LLC (the "Investment Manager") and ING Mutual Funds (the "Registrant"). If the Registrant is a series fund investment company, then the Registrant is entering into this Agreement on behalf of, and this Agreement shall apply to, each series of the Registrant set forth on Schedule A hereto (each a "Fund," and collectively, the "Funds"), as such schedule may be amended from time to time to add or delete series. If the Registrant is not a series fund investment company, then this Agreement shall apply to the Registrant, and the use of the terms "Fund" or "Funds" herein shall refer to the Registrant.

      WHEREAS, the Registrant is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company; and

      WHEREAS, the Registrant and the Investment Manager desire that the provisions of this Agreement do not adversely affect a Fund's status as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), do not interfere with a Fund's ability to compute its taxable income under Code Section 852, do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code
Section 562, and do comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service); and

      WHEREAS, the Registrant and the Investment Manager have entered into an investment management agreement (the "Management Agreement"), pursuant to which the Investment Manager provides investment advisory services to each Fund; and

      WHEREAS, the Registrant and the Investment Manager have determined that it is appropriate and in the best interests of a Fund and its shareholders to maintain the expenses of a Fund at a level below the level to which each such Fund might otherwise be subject;

      NOW, THEREFORE, the parties hereto agree as follows:

1.    Expense Limitation.

      1.1. Applicable Expense Limit. To the extent that the ordinary operating expenses, including but not limited to investment advisory fees payable to the Investment Manager, but excluding interest, taxes, other investment-related costs, leverage expenses (as defined below), extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of such Fund's business, and expenses of any counsel or other persons or services retained by such Fund's trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager (the "Fund Operating Expenses"), incurred by a class of a Fund listed on Schedule A in any fiscal year exceed the Operating Expense Limit, as defined in Section 1.2 below, for such class for such fiscal year, such excess amount (the "Excess Amount") shall be the liability of the Investment Manager. For the purposes of this Agreement, leverage expenses shall mean fees,


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            costs and expenses incurred by a Fund's use of leverage (including, without limitation, expenses incurred by a Fund in creating, establishing and maintaining leverage through borrowings or the issuance of preferred shares).

      1.2. Operating Expense Limit. The Operating Expense Limit in any fiscal year with respect to each class of a Fund shall be the amount specified in Schedule A.

      1.3. Daily Computation. The Investment Manager shall determine on each business day whether the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund exceed the Operating Expense Limit, as such Operating Expense Limit has been pro-rated to the date of such determination (the "Pro-Rated Expense Cap"). If, on any business day, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund do not equal the Pro-Rated Expense Cap for that class, the amount of such difference shall be netted against the previous day's accrued amount for Excess Amounts or Recoupment Amounts (as defined below), and the difference shall be accrued for that day as an Excess Amount or Recoupment Amount as applicable.

      1.4.  Payment. At the end of each month, the accruals made pursuant to
            Section 1.3 above shall be netted, and the result shall be remitted by the Investment Manager to a Fund if such netting results in an Excess Amount, and it shall be remitted to the Investment Manager if such netting results in a Recoupment Amount and the Investment Manager is entitled to a Recoupment Amount pursuant to Section 2.1 below. Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the classes of a Fund in accordance with the terms of a Fund's Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act. The Registrant may offset amounts owed to a Fund pursuant to this Agreement against a Fund's advisory fee payable to the Investment Manager.

2. Right to Recoupment. If the Investment Manager has waived or reduced any management fees, or made any payments pursuant to Section 1.4 above, relating to any of the 36 months immediately preceding any month end calculation pursuant to Section 1.4 above, the Investment Manager shall be entitled to recoup from a Fund any such investment advisory fees waived or reduced, and any such payments made (collectively, a "Recoupment Amount"), if (i) on the date of any calculation under Section 1.3, the aggregate fiscal year to date Fund Operating Expenses for any class of a Fund are less than that day's Pro-Rated Expense Cap for that class, and (ii) such Recoupment Amounts have not already been recouped. Any amounts recouped from a class of a Fund shall be recouped in accordance with the principles of a Fund's Multiple Class Plan Pursuant to Rule 18f-3 under the 1940 Act. Amounts recouped shall be allocated to the oldest Recoupment Amounts during such 36 month period until fully recouped, and thereafter to the next oldest Recoupment Amounts, and so forth.

3. Term and Termination. This Agreement shall have an initial term with respect to a Fund ending on the date indicated on Schedule A, as such schedule may be amended from time to time. Thereafter, this Agreement shall automatically renew for one-year terms with respect to a Fund unless the Investment Manager provides written notice of the termination of this Agreement to a lead Independent Trustee of the Registrant within


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      ninety (90) days of the then current term for that Fund. In addition, this
      Agreement shall terminate with respect to a Fund upon termination of the Management Agreement with respect to such Fund, or it may be terminated by the Registrant, without payment of any penalty, upon written notice to the Investment Manager at its principal place of business within ninety (90) days of the then current term for a Fund.

4.    Miscellaneous.

      4.1 Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

      4.2 Interpretation. Nothing herein shall be deemed to require the Registrant or a Fund to take any action contrary to the Registrant's articles of incorporation, declaration of trust, or similar governing document, an applicable prospectus or statement of additional information, or any applicable statutory or regulatory requirement, or to relieve or deprive the Registrant's board of directors/trustees of its responsibility for and control of the conduct of the affairs of the Registrant or a Funds.

      4.3 Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement or the 1940 Act.

      4.4 Amendments. This Agreement may be amended only by a written agreement signed by each of the parties hereto.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

                                          ING MUTUAL FUNDS

                                          By:   \s\ Robert S. Naka
                                                ------------------------------
                                          Name:
                                          Title:


                                          ING INVESTMENTS, LLC

                                          By:   \s\ Michael J. Roland
                                                ------------------------------
                                          Name:
                                          Title:


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                                   SCHEDULE A

                                     TO THE

                          EXPENSE LIMITATION AGREEMENT

                                 BY AND BETWEEN

                                ING MUTUAL FUNDS
                                       AND
                              ING INVESTMENTS, LLC

                  EXPIRATION OF INITIAL TERM: OCTOBER 31, 2004

                            OPERATING EXPENSE LIMITS

      The Operating Expense Limit for each class of the below listed Fund shall be the average annual net assets of each class of such Fund multiplied by the percentage set forth below for such class:

NAME OF FUND                                OPERATING EXPENSE LIMIT PERCENTAGE
------------                                ----------------------------------
                                     Class A    Class B    Class C   Class I   Class Q
                                     -------    -------    -------   -------   -------
ING Global Equity Dividend Fund*        1.40%      2.15%      2.15%     1.15%     1.40%

* This Schedule A to the Expense Limitation Agreement will be effective with respect to a Fund upon the effective date of the initial Registration Statement with respect to a Fund.


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